EXHIBIT 3.6
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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            EVERGREEN MOBILE COMPANY

         The undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation pursuant to Section 23B.10.070 of the Revised Code of Washington, to amend and replace its prior Articles of Incorporation, and all amendments thereto, in their entirety:

                                 ARTICLE 1. NAME

         The name of the corporation is Evergreen Mobile Company.

                         ARTICLE 2. STOCK; VOTING RIGHTS

         2.1 AUTHORIZED SHARES. This corporation shall have authority to issue 500 shares of common stock.

         2.2 PREEMPTIVE RIGHTS. Shareholders of the corporation shall not have preemptive rights to acquire additional shares issued by the corporation.

         2.3 CUMULATIVE VOTING. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the corporation.

                              ARTICLE 3. DIRECTORS

         3.1 DESIGNATION. The number of directors of the corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein.

         3.2 LIMITATION ON LIABILITY. To the full extent that the Washington Business Corporation Act permits the elimination or limitation of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for conduct as a director; provided that the liability of a director shall not be eliminated or limited for acts or omissions that involve intentional misconduct or a knowing violation of law, for approval of distributions contrary to law, or for any transaction from which the director has personally received or will personally receive a benefit in money, property, or services to which the director is not legally entitled.

                                ARTICLE 4. BYLAWS

         The Bylaws of the corporation may be amended or repealed, and new Bylaws may be adopted, either

                  (a) by the shareholders at an annual or special meeting, provided that notice of the meeting includes a description of the proposed change to the Bylaws; or

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                  (b)      by the Board of Directors, except to the extent such
power is reserved to the shareholders by law, or unless the shareholders, in amending or repealing a particular bylaw, provide expressly that the Board of Directors may not amend or repeal that bylaw.

                       ARTICLE 5. MAJOR CORPORATE CHANGES

         If a vote of the shareholders is required to authorize any of the following matters, such matter must be approved by the affirmative vote of two-thirds of the outstanding shares of the corporation:

                  (a)      Amendment of the Articles of Incorporation.

                  (b) Adoption of a plan of merger or plan of share exchange.

                  (c) The sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation, other than in the usual and regular course of business.

                  (d)      Dissolution of the corporation.

                           ARTICLE 6. INDEMNIFICATION

         6.1 INDEMNITEE. The term "Indemnitee" as used in this Article 6 shall mean any person who was or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee, or agent or in any other capacity while serving as a director, trustee, officer, employee, or agent.

         6.2      RIGHT TO INDEMNIFICATION.

                  6.2.1 SCOPE. Each Indemnitee shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expenses, liability, and loss (including attorneys' fees, judgments, fines, penalties, and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Except as provided in Section 6.2.2(b) below, the determination otherwise required by RCW 23B.08.550 shall not be required in connection with indemnification pursuant to this Section 6.2.1.

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                  6.2.2    EXCEPTIONS.

                  (a) Such right of indemnification shall not exist where the act or omission of the Indemnitee involves (i) intentional misconduct or a knowing violation of the law, (ii) a violation of RCW 23B.08.310 (as now in effect or as it may hereafter be amended), or (iii) any transaction in which the Indemnitee has received or will receive a benefit in money, property, or services to which he or she is not legally entitled.

                  (b) Such right of indemnification shall also not exist where the act or omission of the Indemnitee involves recklessness or gross negligence, unless the corporation elects by resolution of its shareholders to provide such indemnification pursuant to RCW 23B.08.550(2)(d) (as now in effect or as it may hereafter be amended).

                  6.2.3 CONTINUATION AFTER SEPARATION. Such right of indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators.

                  6.2.4    PROCEEDING BY INDEMNITEE. Except as provided in
Section 6.3, such right of indemnification shall not exist where the Indemnitee seeks indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors prior to its initiation.

                  6.2.5 CONTRACT RIGHT; EXPENSES. The right of indemnification conferred in this Section 6.2 shall be a contract right and shall include the right to have the corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 6.2 or otherwise.

         6.3 RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 6.2 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be 20 days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall also be entitled to reimbursement for the expenses of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this
Article 6 upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proving by a preponderance of the evidence that the claimant is not so entitled. Neither the failure of the corporation (including the Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of

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or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including the Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

         6.4 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote or consent of shareholders or disinterested directors, or otherwise.

         6.5 INSURANCE, CONTRACT, AND FUNDING. The corporation may maintain insurance at its own expense to protect itself and any Indemnitee against any expense, liability, or loss against which the corporation has the power to indemnify pursuant to this Article 6. In addition, the corporation may maintain insurance against such expense, liability, or loss whether or not the corporation would have the power to provide indemnification under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article 6 and may create trust funds, grant security interests in corporate assets, provide letters of credit, and use such other means as the corporation deems necessary or appropriate to ensure that indemnification is provided under this Article 6.

         6.6 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The corporation may, by action of the Board from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to or on behalf of employees and agents of the corporation with the same scope and effect as the provisions of this Article 6 with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

         EXECUTED this 21st day of April, 1999.


                                   EVERGREEN MOBILE COMPANY


                                   By:  /s/ John B. Ross
                                        ---------------------------------------
                                        John B. Ross, Vice President and
                                        Secretary